EXHIBIT A

Transactions in the Shares of the Issuer During the Last 60 Days

The following tables set forth all transactions in the Shares effected in the past sixty days by the Reporting Persons. Except as noted below, all such transactions were effected in the open market through brokers and the price per share is net of commissions.

JANA

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
05/10/2019	887,018	16.03
05/10/2019	917,135	15.95
05/13/2019	213,510	16.05
05/13/2019	666,602	16.08
05/14/2019	88,462	15.93
05/14/2019	30,052	15.94
05/15/2019	130,693	15.72
05/15/2019	46,631	15.74
05/16/2019	63,846	15.86
05/16/2019	67,621	15.92
05/17/2019	21,404	15.82
05/17/2019	300,686	15.79
05/17/2019	146,000	15.78
05/20/2019	165,223	15.26
05/20/2019	80,596	15.39
05/21/2019	100,000	15.02
05/22/2019	70,989	15.16
05/22/2019	57,011	15.33
05/23/2019	19,800	15.06
05/23/2019	85,200	14.92
05/31/2019	330,000	14.70
06/03/2019	191,773	14.87
06/04/2019	31,000	15.44
06/04/2019	149,633	15.45
06/04/2019	262,476	15.50
06/05/2019	15,000	15.59
06/05/2019	365,025	15.64
06/05/2019	765,774	15.60
06/06/2019	509,632	15.69
06/06/2019	584,128	15.73
06/07/2019	152,310	15.65
06/07/2019	66,580	15.56
06/10/2019	269,038	16.09
06/10/2019	164,362	16.07
06//11/2019	63,418	15.98
06/11/2019	151,582	15.90
06/11/2019	65,000	15.78
06/12/2019	375,000	15.80
06/12/2019	1,600	15.88

Mr. Lillie

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
05/29/2019	150,000	14.91

Ms. Davis

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
06/04/2019	13,333	15.22

Mr. Farah

Trade Date	Shares Purchased (Sold)	Price Per Share ($)
06/06/2019	100,000	15.79